Exhibit 10.50

INDUSTRIAL LEASE

BASIC LEASE INFORMATION

Landlord:	12300 GRANT, LLC, a Utah limited liability company

Landlord’s Address for Notice:	303 E. Wacker Drive, Suite 1040 Chicago, Illinois 60601 Attn: John Fife

With a Copy To:	Hansen Black Anderson Ashcraft PLLC 3051 W. Maple Loop Drive, Suite 325 Lehi, Utah 84043
Attn: Jonathan Hansen

Landlord’s Address For	ACH / EFT Payments:
Payment of Rent:	BANK NAME: Utah First Credit Union
CITY/STATE: 200 E South Temple, Salt Lake City, Utah 84111
ABA#:
ACCOUNT#:
ACCOUNT NAME:

Tenant:	ASCENT SOLAR TECHNOLOGIES, INC.,
a Delaware corporation

Tenant’s Address For Notice and Tenant’s Representative:	At the Premises

Land:	The parcel(s) of land upon which the Building and improvements are located and which comprise the property.

Building:	An industrial building located at 12300 Grant Street, Thornton, Colorado 80241 and containing approximately 144,425 total square feet, generally depicted in attached Exhibit A.

Premises:	Approximately 100,000 rentable square feet located within the Building minus the existing tenanted area occupied by Forge Nano, Inc. and such other areas as generally shown in Exhibit A.

Premises Address:
Street:	12300 Grant Street,
City and State:	Thornton, Colorado 80241.

Commencement Date:	September 21, 2020.

Term:	A period of approximately eighty-eight (88) months beginning on the Commencement Date and ending on December 31, 2027.

Base Rent (subject to Section 2 below)	From:	To:	Base Rent (per month):
	Commencement Date	December 31, 2020	$50,000.00
	January 1, 2021	December 31, 2021	$80,000.00
	January 1, 2022	December 31, 2022	$82,400.00
	January 1, 2023	December 31, 2023	$84,872.00
	January 1, 2024	December 31, 2024	$87,418.16
	January 1, 2025	December 31, 2025	$90,040.70
	January 1, 2026	December 31, 2026	$92,741.92
	January 1, 2027	December 31, 2027	$95,524.18

Tenant’s Share:	Based on the BOMA Method A calculation shown on Exhibit A (as may be updated from time to time), initially 70.5%.

Security Deposit:	An additional deposit of $250,000.00 on or before November 1, 2020.
An additional deposit of $125,000.00 on or before February 1, 2021.
An initial deposit of $250,000.00 on the Commencement Date.
Each such installment payment is referred to herein as a “Deposit Installment”.

Permitted Uses:

The design, development, and manufacturing of solar technologies and power solutions (including, without limitation, solar panels, solar tubes and other photovoltaic equipment), related equipment manufacturing, and all reasonably related uses, subject to Section 1.2 below.

EXHIBITS

A.	Site Plan/Premises Depiction
B.	Prohibited Uses
C.	Rules and Regulations
D.	Requirements for Improvements or Alterations by Tenant
E.	Estoppel Certificate

The Basic Lease Information set forth above and the Exhibits and Schedules attached hereto are incorporated into and made a part of the following lease (the “Lease”). Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above. In the event of any conflict between the Basic Lease Information and the provisions of the Lease, the provisions of the Lease shall control.

LANDLORD	(JF )	AND TENANT	(VL)	AGREE.
	initial		initial

1.PREMISES/USE

1.1Premises. Subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant the Premises. Tenant has determined that the Premises are acceptable for Tenant’s use and Tenant acknowledges that, neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant’s use upon which Tenant has relied directly or indirectly for any purpose. By taking possession of the Premises, Tenant accepts the Premises “AS-IS” and waives all claims of defect in the Premises. Landlord and Tenant hereby acknowledge that the area of the Premises and the Building set forth in the Basic Lease Information is approximate only, and Landlord and Tenant accept and agree to be bound by such figure for all purposes in this Lease. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. Tenant acknowledges and agrees that its use of the Premises will be subject to the terms and conditions of that certain Grant Street Binding Term Sheet dated September 18, 2020 by and among Tenant, Landlord, Forge Nano, Inc., a Delaware corporation (“Forge Nano”), and The Receiver Group, LLC, a Colorado limited liability company (the “Term Sheet”). In the event of any conflict between the terms of this Lease and the Term Sheet, the terms of the Term Sheet shall prevail.

1.2Use. The Premises may be used only for the Permitted Uses and for no other use without Landlord’s prior written consent. In no event shall the Premises be used for any of the prohibited uses set forth on Exhibit B attached hereto; provided, that Landlord hereby acknowledges and agrees that Tenant’s use of the Premises for the Permitted Uses shall not be deemed a violation of this Section 1.2 or those prohibited uses set forth on Exhibit B. Tenant shall use the Premises in compliance with and subject to all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the “ADA”), as any of the foregoing may be amended from time to time, all Environmental Laws (as defined in Section 12.1), and any covenants, conditions and restrictions encumbering the Building (“CC&Rs”) or any supplement thereto recorded in any official or public records with respect to the Building or any portion thereof (“Applicable Laws”). Tenant shall be responsible for obtaining any permit, business license, or other permits or licenses required by any governmental agency permitting Tenant’s use or occupancy of the Premises. Because compliance with the ADA is dependent upon Tenant’s specific use of the Premises, Landlord makes no warranty or representation as to whether or not the Premises comply with the ADA or any similar legislation and, notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to bring the Premises into compliance with the ADA, nor any obligation with respect to the Common Areas. In the event that Tenant’s use of the Premises requires modifications or additions to the Premises or the Common Areas in order to be in ADA compliance, Tenant agrees to make any such necessary modifications and/or additions at its sole cost and expense and in accordance with the terms of Section 10 herein. Tenant shall comply with the rules and regulations attached hereto as Exhibit C, together with such additional rules and regulations as Landlord may from time to time prescribe (“Rules and Regulations”). Landlord shall not be responsible or liable to Tenant for the non- performance of any other tenant or occupant of the Building of any such Rules and Regulations or for any interference or disturbance of Tenant by such other tenant or occupant; provided, that Landlord shall enforce the Rules and Regulations uniformly against the tenants of the building. Tenant shall not commit waste, overload the floors or structure of the Building, subject the Premises, the Building, or the Common Area to any use which would damage the same or increase the risk of loss, violate, or invalidate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants, take any action which would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose.

1.3Network Area and Reception Area. Landlord will coordinate with Forge Nano, the other tenant of the Building, at Forge Nano’s expense, to move and establish a new network services room for Tenant on the Premises. Tenant will be responsible for retrofitting the HVAC for such room. Tenant agrees to work in good faith with Forge Nano to put in place an agreement for the sharing of a receptionist and lobby reception area.

2.TERM. The Term of this Lease shall commence on the Commencement Date and this Lease shall continue in full force and effect for the period of time specified as the Term provided that if the last day of the Term would not otherwise be the last day of a calendar month, then the Term shall be extended to the last day of the calendar month.

3.RENT

3.1Rent. Tenant shall pay to Landlord, at Landlord’s Address for Payment of Rent designated in the Basic Lease Information (or such other address provided by Landlord from time to time), or as otherwise directed by Landlord, the Base Rent, Operating Expenses (as defined in Section 6.2) and Real Property Taxes (as defined in Section 5.1), without notice, demand, offset or deduction (except as otherwise expressly provided for herein), in advance, on the first day of each calendar month. Notwithstanding anything herein to the contrary, Tenant shall only be obligated to pay Base Rent and its own utilities expenses during the period beginning on the Commencement Date and ending on December 31, 2020. All payments required to be paid by Tenant to Landlord shall be made in federal funds by electronic fund transfer (EFT) or Automated Clearing House (ACH) (or to such other party or at such location as Landlord may otherwise from time to time specify in writing). On or prior to the Commencement Date, Tenant shall pay to Landlord the first Deposit Installment and the first monthly installment of Base Rent. If the Term commences (or ends) on a date other than the first (or last) day of a month, Base Rent shall be prorated on the basis of a thirty-one (31) day month. All sums other than Base Rent which Tenant is obligated to pay under this Lease shall be deemed to be additional rent due hereunder (“Additional Rent”), whether or not such sums are designated

Additional Rent and, together with the Base Rent, shall be due and payable to Landlord commencing on the Commencement Date. The term “Rent” means the Base Rent and all Additional Rent payable hereunder. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Lease. For the avoidance of doubt, Tenant’s obligation to pay Rent shall continue even if Tenant’s business is not able to operate as a result of any governmental order related to a pandemic or for any other reason. If any monthly installment of Base Rent, Estimated Expenses or other sum due and payable under this Lease remains unpaid for more than five (5) days beyond the date when due, Tenant shall pay to Landlord on demand a late charge equal to five percent (5%) of such delinquent sum, and such delinquent sum shall also bear interest from the date such amount was due until paid in full at the lesser of (i) eighteen percent (18%) per annum; or (ii) the maximum rate permitted by law (“Applicable Interest Rate”). The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as a penalty.

3.2Security Deposit. Upon the execution of this Lease, Tenant shall pay to Landlord the first Deposit Installment. The remaining two Deposit Installments shall be due as set forth on the first page to this Lease. The Security Deposit shall be held by Landlord as security for the full and faithful performance of each provision of this Lease to be performed by Tenant. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an Event of Default (as defined in Section 15.1), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. If any portion is so used, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. Except as required by Applicable Law, Tenant shall not be entitled to any interest on the Security Deposit and Landlord is not required to keep the Security Deposit separate from Landlord’s own funds. The Security Deposit shall be the property of Landlord, but any remaining balance thereof shall be paid to Tenant within sixty (60) days after Tenant’s obligations under this Lease have been completely fulfilled. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease, the Security Deposit, and the Premises to a person or entity assuming Landlord’s obligations under this Section 3.2. Tenant hereby agrees not to look to any mortgagee for accountability for the Security Deposit, unless said sums have actually been received by such mortgagee as security for Tenant’s performance of this Lease.

4.UTILITIES. Tenant shall be responsible for and pay when due all charges for heat, water, gas, electricity, telephone, internet, telecommunications, and any other utilities used on or provided to the Premises, along with any taxes, penalties, and surcharges related thereto and any maintenance and facility charges in connection with the provisions of such utilities. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement. In the event the Premises is not separately metered, Tenant shall have the option, subject to Landlord’s prior written consent and the terms of this Lease, to cause the Premises to be separately metered at Tenant’s sole cost and expense. If Tenant does not elect to cause the Premises to be separately metered, Tenant shall pay, upon demand, a reasonable proration of utilities, as determined by Landlord. Tenant hereby waives the provisions of any applicable existing or future Applicable Laws permitting the termination of this Lease due to an interruption, failure or inability to provide any services. To allow for compliance with building performance benchmarking and disclosure laws and regulations, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about Tenant’s utility consumption.

5.TAXES.

5.1Real Property Taxes. Tenant shall pay to Landlord Tenant’s Share of all taxes, assessments, supplementary taxes, possessory interest taxes, levies, fees, exactions or charges and other governmental charges, together with any interest, charges, fees, and penalties in connection therewith, which are assessed, levied, charged, conferred or imposed by any public authority upon the Land, the Building, or any other improvements, fixtures, equipment, or other property located at or on the Land (collectively, “Real Property Taxes”) for each full or partial calendar year during the Term in accordance with the terms and provisions of Sections 6 and 7 below. Landlord may, but is not obligated to, contest by appropriate legal proceedings the amount, validity, or application of any Real Property Taxes or liens thereof. All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise tax, any excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises or any portion thereof shall be paid by Tenant to Landlord in advance on a monthly basis in estimated installments or upon demand, at the option of Landlord, as additional rent. Notwithstanding anything to the contrary contained herein, “Real Property Taxes” shall not include (i) any federal or state income taxes levied or assessed on Landlord, (ii) any payroll, excise, estate, inheritance, succession, gift, transfer, franchise, capital stock, documentary or stamp taxes payable by Landlord or upon the rentals payable under this Lease even though such taxes may become a lien against the Premises or the Building, or (iii) fines, penalties, costs or interest for any Real Property Taxes, or part thereof, which Landlord or its mortgagee has failed to timely pay.

5.2Tenant’s Property Taxes. Prior to delinquency, Tenant shall pay all taxes and assessments, together with any interest, charges, fees, and penalties in connection therewith, levied upon trade fixtures, alterations, additions, improvements, inventories, equipment, and other personal property located at, or installed at or on, the Premises by Tenant (the “Tenant’s Property Taxes”). Tenant shall, promptly upon payment thereof, provide Landlord with copies of receipts for payment of all Tenant’s Property Taxes. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay to Landlord, on demand, the amount thereof as invoiced by Landlord.

6.OPERATING EXPENSES

6.1Operating Expenses. Tenant shall pay to Landlord Tenant’s Share of Operating Expenses for each full or partial calendar year during the Term, as provided in Section 7 below. It is intended that this Lease be a “triple net lease” and that the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable (except as otherwise specifically provided for herein). Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises. To the extent the Building shares certain items or services with other buildings, including neighboring buildings or other buildings which comprise a complex, Landlord shall reasonably allocate items or services between such buildings and/or users. For the avoidance of doubt, any Operating Expenses attributable solely to a tenant or such tenant’s use of their portion of the Building shall be charged entirely to such tenant.

6.2Definition of Operating Expenses. “Operating Expenses” means the total reasonable costs and expenses incurred by Landlord in the ownership, operation, maintenance, repair and management of the Building, the Land and/or the Common Area (as defined in Section 18.19), including, but not limited to: (1) repair, replacement, maintenance, utility costs, and landscaping of the Common Area, including, but not limited to, any and all costs of maintenance, repair and replacement of all parking areas (including bumpers, sweeping, striping and slurry coating), common driveways, loading and unloading areas, trash areas, outdoor lighting, sidewalks, walkways, landscaping (including tree trimming and dead tree removal), irrigation systems, fences and gates and other costs which are allocable to the Building, the Common Area, and/or the Land; (2) non-structural maintenance and repair (but not replacement) of the roof (and roof membrane), skylights and exterior walls of the Premises (including exterior painting); (3) the costs relating to the insurance maintained by Landlord as described in Section 8.1 below, including, without limitation, Landlord’s cost of any deductible or self-insurance retention; (4) maintenance contracts for, and the repair and replacement of, the elevators, if any, and all heating, ventilation and air-conditioning (HVAC) systems, door security and keycard systems, and security monitoring systems, but only to the extent maintained by Landlord or to the extent used in common with other occupants of the Building or otherwise serving any Common Area; (5) maintenance, repair, replacement, monitoring and operation of all mechanical, electrical and plumbing systems, but only to the extent maintained by Landlord or to the extent used in common with other occupants of the Building or otherwise serving any Common Area; (6) maintenance, repair, replacement, monitoring and operation of the fire/life safety and sprinkler system (to the extent Landlord is obligated to do so pursuant to Section 9.2); (7) Common Area landscaping, trash removal, and snow removal; (8) capital improvements made to, or capital assets acquired for, the Building after the Commencement Date that are (a) reasonably intended to reduce Operating Expenses, or (b) are required under any governmental law or regulation not applicable to the Building as of the Commencement Date, in each case which capital costs, or an allocable portion thereof, shall be amortized over the useful economic life thereof as determined by Landlord; (9) intentionally deleted; and (10) any other costs incurred by Landlord related to the Building including, but not limited to, paving, parking areas, roads, driveways, alleys, railroad facilities, heating and ventilation, systems, and other similar items. Operating Expenses shall also include assessments, association fees and all other costs assessed or charged under the CC&Rs, if any, that are attributable to the Land and/or the Building in connection with any property owners or maintenance association or operator. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay to Landlord a fee for the management of this Lease, the Premises, the Building and/or the Land including the cost of those services which are customarily performed by a property management services company, whether performed by Landlord or by an affiliate of Landlord or through an outside management company or any combination of the foregoing; provided, however, that such management fee shall not exceed five percent (5%) of gross rents payable by Tenant pursuant to the terms of this Lease. Notwithstanding the foregoing, Operating Expenses shall not include any costs for: (1) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (2) interest, amortization or other payments on loans to Landlord; (3) depreciation; (4) leasing commissions; (5) legal expenses for services, other than those that benefit the Building tenants, as applicable (e.g., tax disputes); (6) renovating or otherwise improving leased premises of Building, as applicable, or vacant space in the Building, as applicable; (7) capital expenditures made in connection with the Building, other than capital improvements expressly permitted above; (8) correcting defects in the construction of the Building or any Building systems and equipment; (9) salaries of officers and executives of Landlord; (10) Hazardous Materials remediation; (11) any additions to the Building; (12) repairs made in accordance with the casualty or condemnation sections of this Lease; (13) advertising expenses; (14) any expenses paid to subsidiaries or affiliates of Landlord which are in excess of amounts which would have been paid in the absence of such relationship; (15) any expenses for which Landlord is entitled to reimbursement directly from any tenant; (16) interest and penalties due to late payment of any amounts owed by Landlord; (17) any charges for reserves; (18) any rent payable by Landlord under any ground lease affecting the Building; and (19) any other expenses that would not be considered normal maintenance, repair, management, or operation expenses.

7.ESTIMATED EXPENSES

7.1Payment. “Estimated Expenses” for any particular year shall mean Landlord’s estimate of Operating Expenses and Real Property Taxes for a calendar year. Tenant shall pay Tenant’s Share of the Estimated Expenses with installments of Base Rent in monthly installments of one-twelfth (1/12th) thereof on the first day of each calendar month during such year. If at any time Landlord determines that Operating Expenses and/or Real Property Taxes are projected to vary from the then Estimated Expenses, Landlord may, by notice to Tenant, revise such Estimated Expenses, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such calendar year Tenant has paid to Landlord Tenant’s Share of the revised Estimated Expenses for such year.

7.2Adjustment. “Operating Expenses and Real Property Taxes Adjustment” (or “Adjustment”) shall mean the difference between Tenant’s Share of Estimated Expenses, on the one hand, and Tenant’s Share of Operating Expenses and Real Property Taxes, collectively, on the other hand, for any calendar year. After the end of each calendar year, Landlord shall deliver to Tenant a statement of Tenant’s Share of Operating Expenses and Real Property Taxes for such calendar year, accompanied by a computation of the Adjustment. If Tenant’s payments are less than Tenant’s Share, then Tenant shall pay the difference within twenty (20) days after receipt of such statement. Tenant’s obligation to pay such amount shall survive the expiration or termination of this Lease. If Tenant’s payments exceed Tenant’s Share, then Landlord shall credit such excess amount to the next due installment(s) of Rent; provided, however, that if Tenant is in default, Landlord may, in addition to the rights set forth in Section 15 herein and at its election, credit such amount to any past due Rent or sums owed to Landlord.

7.3Audit Rights. Within sixty (60) days after Tenant has received any statement or accounting from Landlord related to Operating Expenses or Real Property Taxes, Tenant may elect, at Tenant’s sole cost and expense, to audit Landlord's books and records for the Building for the purposes of auditing Landlord’s calculation of such Operating Expenses or Real Property Taxes and Tenant’s Share of Operating Expenses and Real Property Taxes for the period covered by the applicable statement or accounting. If such inspection reveals that the amount of Operating Expenses or Real Property Taxes previously determined by Landlord was incorrect, a correction shall be made, and Landlord shall refund any overpayment to Tenant or Tenant shall pay the amount of any deficiency to Landlord, as applicable. If such inspection reveals that Landlord's calculation of the Operating Expenses or Real Property Taxes for the applicable period was overstated by more than five percent (5%), then, Landlord shall pay Tenant's reasonable, out-of-pocket inspection and/or audit fees (not to exceed $10,000.00), applicable to such audit, within thirty (30) days after Landlord’s receipt of Tenant's invoice therefor.

8.INSURANCE

8.1Landlord. Landlord shall maintain insurance through individual or blanket policies insuring the Building against fire and extended coverage (including, if Landlord elects, “all risk” or “special cause of loss form” coverage, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building, with reasonable deductibles and endorsements of such coverage as selected by Landlord, together with, at Landlord’s option, business interruption insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. Tenant shall pay to Landlord, as a portion of the Operating Expenses, the costs of the insurance coverages described herein, including, without limitation, Landlord’s cost of any self-insurance deductible or retention.

8.2Tenant. Tenant shall, at Tenant’s expense, obtain and keep in force at all times the following insurance (and any other commercially reasonable form(s) of insurance Landlord may reasonably require from time to time) in the following coverage amounts, which coverage amounts Landlord may reasonably increase from time to time upon reasonable advance written notice to Tenant:

8.2.1Commercial General Liability Insurance (Occurrence Form). A policy of commercial general liability insurance (“CGL Policy”) (occurrence form) having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence, and Two Million ($2,000,000) in the aggregate (which policy shall be in “following form” and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance), providing blanket contractual liability for contracts, premises and operations, products/completed operations, and with an “Additional Insured Endorsement”. The CGL Policy shall delete the exclusion for operations within fifty (50) feet of a railroad track (railroad protective liability), if applicable. The CGL shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease to the extent insurable.

8.2.2Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by applicable statutes, and covering all persons employed by Tenant, including volunteers, in the conduct of its operations on the Premises.

8.2.3Property Insurance. “All risk” or “special cause of loss form” property insurance including coverage for vandalism, malicious mischief, sprinkler leakage and, if applicable, boiler and machinery comprehensive form, insuring (1) Tenant’s fixtures, furniture, equipment (including electronic data processing equipment, if applicable), merchandise, inventory, and all other personal property and other contents contained within the Premises, including Tenant’s Trade Fixtures and Alterations (as defined in Section 10.1) (collectively “Tenant’s Property”), and (2) the Alterations (including leasehold improvements installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party). Such insurance shall be written on all risk or special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

8.3	General

8.3.1Insurance Companies. Insurance required to be maintained by Tenant shall be written by companies licensed to do business in the state in which the Premises are located and having a “Financial Strength Rating” of at least “A-; VIII” (or such higher rating as may be required by a lender having a lien on the Premises) as determined by A.M. Best Company.

8.3.2Certificates of Insurance. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant in the form of ACORD 28 (Evidence of Property Insurance) and ACORD 25 (Certificate of Liability Insurance) (or its equivalent), no later than thirty (30) days after the Commencement Date of this Lease. Tenant shall, prior to expiration of any required coverage, furnish Landlord with certificates of renewal or “binders” thereof. Each policy shall expressly provide that such policies shall not be cancelable except after thirty (30) days prior written notice to the parties named as additional insureds in this Lease (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least ten (10) days’ notice has been given to Landlord). Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements in Section 8.2 have been met, and failure of Landlord to demand such evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant’s obligation to maintain such insurance. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and costs suffered or incurred by Landlord (including litigation costs and attorneys’ fees and expenses) resulting from said failure.

8.3.3Additional Insureds; Primary Coverage. Landlord, Landlord’s lender, if any, and any property management company of Landlord for the Premises shall be named as additional insureds (“Additional Insureds”) under Insurance Services Office (“ISO”) endorsement CG 2010 or equivalent under all of the policies required by Sections 8.2.1 and such endorsement shall be included with the certificates to be provided to Landlord pursuant to Section 8.3.2 above. The policies carried or required to be carried by Tenant pursuant to Sections 8.2.1 shall provide for severability of interest and shall be primary as respects the Additional Insureds, and any insurance maintained by the Additional Insureds shall be excess and non-contributing. Landlord is to be insured as its interests may appear and is to be designated as a loss payee on the insurance required to be maintained by Tenant pursuant to Section 8.2.4.

8.3.4Limits of Insurance. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease, except as expressly provided in Section 8.3.5 below.

8.3.5Mutual Waiver of Subrogation. Whenever (1) any loss, cost, damage  or  expense  is incurred by either Landlord or Tenant or by anyone claiming by, through or under Landlord or Tenant in connection with the Premises or the Building, and (2) such party is covered in whole or in part by property or business interruption insurance (or would have been covered but for such party’s failure to maintain the property or business interruption coverage required in this Section 8; or would have been covered but for such party’s election to self-insure as expressly permitted hereunder, if applicable) with respect to such loss, cost, damage or expense, then the party so insured (or so required) hereby waives (on its own behalf and on behalf of its insurer) any claims against and releases the other party from any liability said other party may have on account of such loss, cost, damage or expense. All insurance which is carried by either party to insure against damage or loss to property shall include provisions denying to each respective insurer rights of subrogation and recovery against the other party.

8.3.6Notification of Incidents. Tenant shall notify Landlord within twenty-four (24) hours after the occurrence of any accidents or incidents in the Premises, the Building or the Common Areas which could give rise to a claim under any of the insurance policies required under this Section 8.

8.4Indemnity. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and all of Landlord’s affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, investors, investment manager, trustees, lenders, agents, contractors, and representatives, and each of their respective successors and assigns (individually and collectively, “Indemnitees”) from and against any and all claims, demands, judgments, settlements, causes of action, damages, penalties, fines, encumbrances, liens, liabilities, taxes, costs, losses, and expenses, including all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, arising at any time after the execution hereof, during the Term, or after the Term as a result (directly or indirectly) of or in connection with (1) any default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or (2) Tenant’s use of the Premises, the conduct of Tenant’s business or any activity, work or things done, permitted or suffered by Tenant or any Tenant Party (as defined in Section 12.1) in or about the Premises, the Building or the Common Area, except to the extent caused by Landlord’s gross negligence or willful misconduct. Landlord reserves the right to retain counsel for its defense, in which case Tenant shall be responsible for the costs of such defense.

Except to the extent caused by the gross negligence or willful misconduct of Tenant, or its agents, employees or contractors, Landlord shall indemnify, protect, defend (by counsel acceptable to Tenant) and hold harmless Tenant and all of its officers, directors, employees, successors and assigns from and against any and all claims, demands, judgments, settlements, causes of action, damages, penalties, fines, encumbrances, liens, liabilities, taxes, costs, losses, and expenses, including all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, arising at any time after the execution hereof, during the Term, or after the Term as a result (directly or indirectly) of or in connection with (1) any default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, or (2) the gross negligence or willful misconduct of Landlord or any of its members, managers, officers, employees, agents, successors or assigns. Tenant reserves the right to retain counsel for its defense, in which case Landlord shall be responsible for the costs of such defense.

The obligations of the parties under this Section 8.4 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.

8.5Exemption of Landlord from Liability. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property including, but not limited to, Tenant’s Property and all Alterations in, upon or about the Premises, the Building, the Land, or the Common Area arising from any cause, whether such damage is caused by fire, steam, electricity, gas, water or rain, or from the breakage, leakage or other defects of sprinklers, wires, appliances, ventilation, plumbing, air conditioning or lighting fixtures, or from any other cause, and whether said damage, results from conditions arising upon the Premises, upon other portions of the Building or from other sources or places, and regardless of whether the cause of such damage or the means of repairing the same is inaccessible to Tenant; and Tenant hereby expressly releases Landlord and waives all claims in respect thereof against Landlord; provided, however, subject to Section 8.3.5, the foregoing release and waiver shall not apply to the extent such claims are caused by Landlord’s gross negligence or willful misconduct. Further, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of illness or injury to persons in, upon or about the Premises, the Building, the Land, or the Common Area arising from any cause; and Tenant hereby expressly releases Landlord and waives all claims in respect thereof against Landlord; provided, however, the foregoing release and waiver shall not apply to the extent such claims are caused by Landlord’s gross negligence or willful misconduct. Notwithstanding any provision to the contrary in this Lease, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom under any circumstances. Without limiting the generality of the foregoing, Landlord shall not be liable for any damages arising from any act, omission, or neglect of any contractor or other tenant, if any, of the Building or Landlord’s failure to enforce the terms of any agreements with parties other than Tenant.

9.REPAIRS AND MAINTENANCE

9.1Tenant.

9.1.1Tenant acknowledges and agrees that any equipment and personal property (not including Landlord fixtures and systems) currently located on or at the Premises was left there by Tenant (the “Leftover Property”). Tenant shall be solely responsible for the removing, rearranging, repairing, and maintaining of all Leftover Property. Tenant, at Tenant’s sole cost and expense, shall keep and maintain the interior non-structural portions of the Premises, including the interior and exterior of the Premises, in good, clean and safe order, condition and repair, including replacement (as necessary), including, without limitation, the following: loading docks; roll up doors and ramps; floors, subfloors and floor coverings; walls and wall coverings (excluding painting of exterior walls); doors, door frames, locks and other locking devices, windows, glass and plate glass; ceilings, skylights, and lighting systems; all plumbing, fiber optic cables, networks, electrical and mechanical equipment and systems inside or exclusively serving the Premises; all heating, ventilating and air conditioning equipment and systems inside, outside, or exclusively serving the Premises; all fixtures installed by or for Tenant at the Premises; and wiring, appliances and devices using or containing refrigerants, or otherwise attached to or part of Tenant’s trade-fixtures and/or equipment. Without limiting the foregoing, Tenant shall, at Tenant’s sole expense, (i) immediately replace all broken glass in the Premises with glass aesthetically satisfactory to Landlord, which glass shall be equal to or in excess of the specification and quality of the original glass, and (ii) repair any area damaged by Tenant or any Tenant Party, including any damage caused by any roof or roof membrane penetration, whether or not such penetration was approved by Landlord. All repairs and replacements by Tenant shall be made and performed: (1) at Tenant’s cost and expense and at such time and in such manner as Landlord may designate, (2) by contractors or mechanics reasonably approved by Landlord, (3) so that same shall be materially equal in quality, value and utility to the original work or installation, (4) in a manner and using equipment and materials that will not unreasonably interfere with or impair the operations, use or occupation of the Building or any of the mechanical, electrical, plumbing or other systems in the Building by other tenants, and (5) in accordance with the Rules and Regulations and all Applicable Laws. The maintenance, repair and upkeep of any equipment, building systems or fixtures (including, but not limited to, any chilled water system, compressor system, chemical supply system (“CSS”), or wastewater discharge system) located on the Premises necessary to operate Tenant’s business, and any expenses associated with any of the foregoing, shall be the sole responsibility of Tenant.

9.1.2In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under this Lease, which failure is not cured within fifteen (15) days following delivery of written notice to Tenant stating the nature of the failure, or in the case of an emergency immediately without prior notice, Landlord shall have the right to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant’s sole cost and expense (including a sum for overhead to Landlord equal to ten percent (10%) of the costs of maintenance, repairs or refurbishing). Tenant shall maintain written records of maintenance and repairs, as required by any Applicable Law, and shall use certified technicians to perform such maintenance and repairs, as so required.

9.2Landlord. Landlord shall at its sole cost and expense, subject to the following limitations, repair damage to structural portions of the roof, foundation and load-bearing portions of walls (excluding wall coverings, painting, glass and doors) of the Building; provided, if such damage is caused by an act or omission of Tenant, or any Tenant Party, then such repairs shall be at Tenant’s sole expense, subject to Section 8.3.5. Except as otherwise set forth herein, Landlord may, as an Operating Expense to the extent permitted by Section 6.2, maintain, repair and replace those portions of the Building, the Land and/or the Building Common Area described in Section 6.2(1) through

(10). Landlord shall not be required to make any repair resulting from (1) any alteration or modification to the Building or to mechanical equipment within the Building performed by, for or because of Tenant or to special equipment or systems installed by, for or because of Tenant, (2) the installation, use or operation of Tenant’s property, fixtures and equipment, (3) the moving of Tenant’s property in or out of the Building or in and about the Premises, (4) Tenant’s use or occupancy of the Premises in violation of this Lease or in the manner not contemplated by the parties at the time of the execution of this Lease, (5) the acts or omissions of Tenant or any Tenant Party, (6) fire and other casualty, except as provided by Section 13 of this Lease, or (7) condemnation, except as provided in Section 14 of this Lease. There shall be no abatement of Rent during the performance of such work; provided, that in connection with such work, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations in the Premises. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, or for any damage that may result from interruption of Tenant’s use of the Premises during any repairs by Landlord. Tenant waives any right to repair the Premises, the Building, and/or the Common Area at the expense of Landlord under any Applicable Laws. Landlord makes no representations or warranties with respect to the Leftover Property and shall have no responsibility or obligation to move, repair or maintain any Leftover Property.

10.ALTERATIONS

10.1Trade Fixtures; Alterations. Subject to limitations set forth in this Lease, Tenant may install reasonably necessary trade fixtures, equipment, cabling/wiring, and furniture (“Tenant’s Trade Fixtures”) in the Premises as well as non-structural, interior alteration, improvements, and additions costing Fifty Thousand Dollars ($50,000) or less in the aggregate during any given calendar year (“Minor Alterations”), provided that all such installations and/or work is done in compliance with Exhibit E and such items are installed and are removable without structural or material damage to the Premises, the Building, and the Common Area. Tenant shall not construct, or allow to be constructed, any alterations, physical additions, improvements, or partitions in, about, or to the Premises (“Alterations”) without obtaining the prior written consent of Landlord, which consent shall be conditioned upon Tenant’s compliance with the provisions of Exhibit E and any other applicable requirements of Landlord regarding construction of improvements and alterations. If Landlord does not respond to a written request from Tenant made in accordance with Exhibit E within ten (10) Business Days, then Landlord shall be deemed to disapprove such request. In the event Tenant makes any alterations to the Premises that trigger or give rise to a requirement that the Building or the Premises come into compliance with any governmental laws, ordinances, statutes, orders and/or regulations (such as ADA requirements), Tenant shall be fully responsible for complying, at its sole cost and expense, with same. Tenant shall file a notice of completion after completion of such work and provide Landlord with a copy thereof.

10.2Damage; Removal. Tenant shall repair and be responsible for all damage to the Premises, the Building or the Common Area caused by the installation or removal of Tenant’s Property. Upon the expiration or earlier termination of this Lease, Tenant shall remove any or all Tenant’s Property made or installed by, or on behalf of, Tenant (except Minor Alterations) and restore the Premises to the condition required pursuant to Section 18.9.2 herein; provided, however, Landlord has the absolute right to require Tenant to retain, preserve, and/or leave in place all or any portion of such Alterations designated by Landlord at the time Landlord’s consent to such Alterations is provided, in which event such items shall be and become the property of Landlord upon the expiration or earlier termination of this Lease. Should Tenant make any Alterations without the prior written approval of Landlord, Landlord may require that Tenant remove any or all of such Alterations and repair any damage to the Premises, the Building or the Common Area resulting from the installation and/or removal of such Alterations at any time and from time to time. All such removals and restoration shall be accomplished in a good and workmanlike manner and so as not to cause any damage to the Premises, the Building or the Common Area whatsoever.

10.3Liens. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises or the Building. Tenant shall promptly pay and discharge all invoices and claims for labor performed, supplies furnished and services rendered for or at the request of Tenant and shall keep the Premises free of all mechanics’, materialmen’s, or other similar liens in connection therewith. Tenant shall provide at least ten (10) days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises and Landlord shall have the right to post on the Premises notices of non-responsibility. If any lien is filed, Tenant shall cause such lien to be released and removed within fifteen (15) days after the date of filing, and if Tenant fails to do so, Landlord may take such action as may be necessary to remove such lien and Tenant shall promptly pay Landlord such amounts expended by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, together with interest thereon at the Applicable Interest Rate from the date of expenditure.

10.4Standard of Work. All work to be performed by or for Tenant pursuant hereto shall be performed diligently and in a first class, workmanlike manner, all Applicable Laws, and Tenant and Landlord’s insurance carriers. Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises and Landlord may require changes in the method or quality of the work.

11.LANDLORD’S RIGHTS. Landlord (including its agents) reserves the right to enter the Premises for any reason upon reasonable notice to Tenant (or without notice in case of an emergency) and/or to undertake the following all without abatement of rent or liability to Tenant, provided that the exercise of any such rights does not unreasonably interfere with Tenant’s use or occupancy of the Premises: inspect the Premises and/or the performance by Tenant of the terms and conditions hereof; make such alterations, repairs, improvements or additions to the Premises as required or permitted hereunder; change boundary lines of the Land so long as such change does not materially and adversely impact Tenant’s use of the parking area and/or access to the Premises without reasonable substitution, replacement, or accommodation; install, use, maintain, repair, alter, relocate or replace any pipes, ducts, conduits, wires, equipment and other facilities in the Common Area or the Building (including within the Premises); install, maintain and operate conduit cabling within the utility and/or conduit ducts and risers within the Building, as well as grant lease, license or use rights to third parties and to utilize the foregoing easements or licenses on the Building, dedicate for public use portions of the Building; and enter into and/or record covenants, conditions and restrictions affecting the Building and/or amendments to existing CC&Rs which do not unreasonably interfere with Tenant’s use of the Premises or impose additional material monetary obligations on Tenant; change the name of the Building; affix reasonable signs and displays on the Building; show the Premises and the Building to prospective purchasers and investors, and existing and prospective lenders; and, during the last nine (9) months of the Term, place signs for the rental of, and show the Premises to prospective tenants.

12.ENVIRONMENTAL MATTERS

12.1Hazardous Materials. Tenant shall not cause, permit, or allow any of Tenant’s or Tenant’s affiliates’ employees, agents, customers, visitors, invitees, licensees, contractors, assignees, or subtenants (individually, a “Tenant Party” and collectively, “Tenant Parties”) to cause or permit any Hazardous Materials (as defined herein) to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, under, or about the Premises, the Building or the Common Area and/or disposed of except in connection with the Permitted Uses of the Premises and in a safe and reasonable manner and in accordance with all applicable Environmental Laws. Tenant acknowledges and agrees that any Hazardous Materials currently stored on or at the Premises were left there by Tenant’s affiliate. Tenant agrees to resume possession, oversight and responsibility for any Hazardous Materials currently located on or at the Premises, including, but not limited to, the obligation to obtain all permits, licenses and discharge agreements necessary to use, store and dispose of any Hazardous Materials necessary to operate Tenants’ business. As used herein, the term “Environmental Laws” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Laws, asbestos, petroleum, including crude oil or any fraction or derivative thereof, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and explosives, flammables, or radioactive substances of any kind. As defined in Environmental Laws, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom. Tenant shall cause Tenant and the Tenant Parties to comply with all Environmental Laws and shall not allow or permit the Land or the Building to become contaminated with any Hazardous Materials. Tenant shall immediately give Landlord a copy of any statement, report, notice, registration, application, permit, license, claim, action, or proceeding given to, or received from, any governmental authority or private party, or persons occupying the Premises concerning the presence, spill, release, discharge of, or exposure to, any Hazardous Materials or contamination in, on, or about the Premises or the improvements or the soil or groundwater thereunder. At all times, Landlord shall have the right to enter upon and inspect the Premises and to conduct tests, monitoring and investigations. If such tests indicate the presence of any violation of Environmental Laws caused or exacerbated by Tenant or any Tenant Party or arising during Tenant’s or any Tenant Party’s occupancy, Tenant shall reimburse Landlord for the cost of conducting such tests. In the event of the existence of any violation of Environmental Laws caused by Tenant or any Tenant Party, Tenant shall promptly notify both the property manager and the Landlord and shall promptly take any and all steps necessary to rectify the same to the satisfaction of the applicable agencies and Landlord, or shall, at Landlord’s election, reimburse Landlord, upon demand, for the cost to Landlord of performing work. The reimbursement shall be paid to Landlord in advance of Landlord’s performing such work, based upon Landlord’s reasonable estimate of the cost thereof; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall promptly after receipt of Landlord’s bills therefor or Landlord shall promptly refund to Tenant any excess deposit, as the case may be. Tenant agrees to clean the CSS room and bring it and the CSS into full compliance with all Environmental Laws within sixty (60) days of the Commencement Date. Tenant also agrees to maintain the CSS and CSS room in accordance with all Environmental Laws at all times during the Term.

12.2Indemnification. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and each Indemnitee from and against any and all claims, demands, judgments, settlements, causes of action, damages, penalties, fines, encumbrances, liens, taxes, costs, liabilities, losses and expenses (including, all costs, attorneys’ fees, expenses, and court costs) arising at any time from and after the date of execution hereof as a result (directly or indirectly) of or in connection with (1) Tenant’s and/or any Tenant Party’s breach of this Section 12 or any Environmental Law, or (2) an Environmental Condition and/or the presence of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of Tenant’s and/or any Tenant Party’s activities. Landlord reserves the right to retain counsel for its defense, in which case Tenant shall be responsible for the cost of such defense. This indemnity shall include, without limitation, the cost of any required, desirable, or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required, desirable, or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or termination of this Lease.

12.3Mold Prevention. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms, and around outside walls) for mold prevention. Tenant agrees to notify Landlord promptly if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or, in spite of having no obligation whatsoever to do so under this Lease, take appropriate corrective action. Tenant waives any claim against Landlord from any liability for and bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises; provided, however, subject to Section 8.3.5, the foregoing release and waiver shall not apply to the extent such claims are caused by Landlord’s gross negligence or willful misconduct. Execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention in the Premises are integral to its Lease obligations.

13.DAMAGE AND DESTRUCTION. If at any time during the Term the Premises are damaged by a fire or other casualty such that Tenant may not continue operations in the Building, Landlord shall notify Tenant within sixty (60) days after Landlord becomes aware of such damage as to the amount of time Landlord reasonably estimates it will take to materially restore the Premises. If the restoration time is estimated to exceed nine (9) months from the issuance of all permits, subject to extensions for Force Majeure (as defined in Section 18.13), Landlord or Tenant may elect to terminate this Lease provided that, with respect to Tenant’s termination option, such termination shall be Tenant’s sole remedy and such termination notice must be delivered to Landlord on or before thirty (30) days after receipt of Landlord’s notice describing the estimated restoration time. If neither party elects to terminate this Lease as provided above or if Landlord estimates that restoration will take nine (9) months or less, then, subject to receipt of sufficient insurance proceeds, Landlord shall promptly commence to materially restore the Premises, excluding the improvements installed by, or on behalf of, Tenant, subject to delays arising from the collection of insurance proceeds, Force Majeure events, and any Tenant caused delay. If this Lease is not terminated by Landlord or Tenant in accordance with this section, Tenant shall be responsible for and shall pay to Landlord Tenant’s Share of any deductible or retention amount payable under the property insurance for the Building following any such casualty. Tenant at Tenant’s expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re- enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than three (3) months to repair such damage. Base Rent and Operating Expenses shall be abated for the period of repair and restoration commencing on the date of such casualty event until the date Landlord tenders possession of the Premises (or the affected portion thereof) back to Tenant as repaired or restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided herein, Tenant waives any right to terminate this Lease by reason of damage or casualty loss. Tenant hereby waives any and all provisions of Applicable Laws that provide alternative rights for the parties in the event of damage or destruction, and agrees that the provisions of this Section 13 shall govern the parties' rights in the event of any casualty. Notwithstanding the foregoing, if Landlord is obligated to, or elects to, repair and restore the Premises and/or Building, as provided above, and Landlord fails to complete such restoration within nine (9) months after the fire or other casualty, then Tenant shall have the right to terminate the Lease upon written notice delivered to Landlord at any time after said nine (9) month period and prior to Landlord’s completion of such repairs or restoration.

14.CONDEMNATION. If any part of the Premises or the Building should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking could be reasonably expected to materially interfere with or impair Landlord’s ownership or operation of the Building or Tenant’s use and occupancy of the Premises, then upon written notice by Landlord or Tenant, respectively, this Lease shall terminate and Base Rent shall be apportioned as of said date. If part of the Premises or the Building shall be Taken and such condemnation does not materially impair Tenant’s ability to use the Premises for Tenant’s business, and this Lease is not terminated as provided above, the Base Rent payable hereunder during the unexpired Term shall be reduced to such extent as Landlord reasonably determines under the circumstances. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s Trade Fixtures. Tenant hereby waives any rights it may have pursuant to any Applicable Laws in the event of a Taking, and agrees that the provisions of this Section 14 shall govern the parties' rights in the event of a Taking.

15.DEFAULT

15.1Events of Default. The occurrence of any of the following events shall, at Landlord’s option, constitute an “Event of Default”:

15.1.1Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of five (5) business days from the date such payment was due.

15.1.2Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (1) make a general assignment for the benefit of creditors; (2) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively, a “Proceeding for Relief”); (3) become the subject of any Proceeding for Relief which is not dismissed within sixty (60) days of its filing or entry; or (4) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

15.1.3Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.

15.1.4Tenant shall not occupy or shall vacate the Premises whether or not Tenant is in monetary or other default under this Lease. Tenant’s vacating of the Premises shall not constitute an Event of Default if, prior to vacating the Premises, Tenant has made arrangements reasonably acceptable to Landlord to (1) ensure that Tenant’s insurance for the Premises will not be voided or cancelled with respect to the Premises as a result of such vacancy,

(2) ensure that the Premises are secured and not subject to vandalism, and (3) ensure that the Premises will be properly maintained after such vacation, including, but not limited to, keeping the heating, ventilation and cooling systems maintenance contracts required by this Lease in full force and effect. During any such period of vacation, Tenant shall inspect the Premises at least once each month and report monthly in writing to Landlord on the condition of the Premises.

15.1.5Tenant shall attempt or there shall occur any Transfer (as hereinafter defined) except as otherwise permitted in this Lease.

15.1.6Tenant shall fail to discharge any lien placed upon the Premises in violation of this Lease within fifteen (15) days after any such lien or encumbrance is filed against the Premises.

15.1.7Tenant shall use the Premises for any of the Prohibited Uses specified in Exhibit B.

15.1.8Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 15.1, and except as otherwise expressly provided herein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default; provided that if such default is of the type which cannot reasonably be cured within thirty (30) days, then Tenant shall not be in Default of this Lease if Tenant shall in good faith commence such cure within such thirty (30) day period and thereafter diligently pursue the same to completion.

15.1.9Tenant shall fail to make any required payment under that certain Agreement for Payment of Personal Property Taxes dated September 8, 2020 with Adams County, Colorado within ten (10) business days of the date such payment is due.

15.2Landlord’s Remedies.

15.2.1Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: (1) terminate this Lease or Tenant’s right of possession (but Tenant shall remain liable as hereinafter provided), (2) cure such default at Tenant’s sole expense, and/or (3) pursue any other remedies at law or in equity. No right or remedy conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, Applicable Law, or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, at Tenant’s risk of loss and sole cost and expense, all of the furniture, fixtures and equipment at the Premises.

15.2.2If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Base Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs; and the excess of the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the ninety (90)-day U.S. Treasury bill rate at the date of such termination. Tenant hereby waives for Tenant and all those claiming under Tenant all right now or hereafter existing to redeem, reinstate or restore this Lease or Tenant's right of occupancy of the Premises after any termination of this Lease.

15.2.3If Landlord terminates Tenant’s right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant. For the purpose of such reletting Landlord is authorized, at Tenant’s sole cost and expense, to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including attorneys’ fees and costs of suit), the unpaid Base Rent and other amounts accrued hereunder at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting (after first deducting therefrom, for retention by Landlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including attorneys’ fees and costs of suit), all of the costs and expense of repairs, changes, alterations, and additions, the expense of such reletting (including without limitation brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom) to satisfy the rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

15.2.4If Landlord elects to cure such default by Tenant, Landlord may, at Landlord’s option, enter into and upon the Premises and correct the same without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to pay Landlord an amount equal to one hundred ten percent (110%) of any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease.

15.2.5Exercise by Landlord of any one (1) or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord’s right to enforce one (1) or more of its rights in connection with any subsequent default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Building before reletting the Premises); provided Landlord shall use commercially reasonable efforts to mitigate its damages from any Event of Default by Tenant, including without limitation, commercially reasonable efforts to re- let the Premises. Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting.

16.ASSIGNMENT AND SUBLETTING.

16.1Assignment and Subletting. Tenant shall not assign, sublet, license, or otherwise transfer (“Transfer”), whether voluntarily or involuntarily or by operation of law, the Premises or any part thereof without Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, Tenant agrees it shall be reasonable for Landlord to disapprove of a requested Transfer if (a) the financial condition of the proposed subtenant, assignee, or transferee is not satisfactory to Landlord, (b) the proposed subtenant, assignee, or transferee would subject the Building to a use that would (1) involve increased personnel or wear upon the Building, (2) violate any exclusive right granted to another tenant of the Building, (3) require any addition to or modification of the Premises in order to comply with Applicable Laws, (4) involve a violation of Section 12.1, or (5) involve the Premises in any objectionable purpose, or (c) the subtenant, assignee, or transferee is a governmental or quasi-governmental party or any party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity. A “Transfer” shall be deemed to include any of the following: (i) the merger of Tenant with any other entity, (ii) the transfer of any direct or indirect controlling or managing ownership or beneficial interest in Tenant, or (iii) the assignment or transfer of a substantial portion of the assets of Tenant, whether or not located at the Premises. If Tenant desires to undertake a Transfer, Tenant shall give Landlord prior written notice thereof with copies of all related documents and agreements associated with the Transfer, including without limitation, the financial statements of any proposed assignee, subtenant, or transferee, at least forty-five (45) days prior to the anticipated effective date of the Transfer. Tenant shall pay Landlord’s reasonable attorneys’ and financial consultant’s fees incurred in the review of such documentation whether or not a Transfer is consummated or approval is granted. Landlord shall have a period of thirty (30) days following receipt of such notice and all related documents and agreements to notify Tenant in writing of Landlord’s approval or disapproval of the proposed Transfer. If Landlord fails to notify Tenant in writing of such election, Landlord shall be deemed to have disapproved such Transfer. This Lease may not be assigned by operation of law. Any purported assignment or subletting contrary to the provisions hereof shall be void and shall constitute an Event of Default hereunder.

16.2If consent to a Transfer is required by Tenant and such Transfer is for substantially the remainder of the Term, Landlord may, at its option, terminate this Lease (or in the case of a partial sublease, terminate this Lease with respect to the portion of the Premises proposed to be subject to the sublease) by giving written notice to Tenant within such thirty (30) day review period set forth in the preceding subsection. If Tenant receives rent or other consideration for any such transfer in excess of the Rent, or in the case of a sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, Tenant shall pay Landlord fifty percent (50%) of the difference between each such payment of rent or other consideration and the Rent required hereunder, after Tenant’s recovery of its actual and reasonable attorney’s fees, brokerage commissions, free rent, and improvement allowances or improvement costs incurred directly in connection with such assignment or subletting. Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment had been made. No permitted assignment shall be effective until there has been delivered to Landlord a counterpart of the assignment instrument in which the assignee agrees to be and remain jointly and severally liable with Tenant for the payment of Rent pertaining to the Premises and for the performance of all of the terms and provisions of this Lease relating thereto arising on or after the date of the Transfer. Notwithstanding anything to the contrary herein or otherwise, Tenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber this Lease or any of Tenant’s rights hereunder without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.

16.3Notwithstanding the foregoing, Tenant may assign or sublet all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the consent of Landlord: a parent, subsidiary or an entity under common control with Tenant. The Permitted Transferee shall comply with all of the terms and conditions of this Lease.

17.ESTOPPEL, ATTORNMENT AND SUBORDINATION

17.1Estoppel. Within ten (10) days after written request by Landlord, Tenant shall deliver an estoppel certificate duly executed (and acknowledged, if required by any lender or by Landlord), substantially in the form attached hereto as Exhibit E, or in such other form as may be acceptable to any such lender, which form may include some or all of the provisions contained in Exhibit E, to any proposed lender, ground lessee, purchaser or Landlord. Tenant’s failure to deliver said statement in such time period shall be an Event of Default hereunder and shall be conclusive upon Tenant that (1) this Lease is in full force and effect, without modification except as may be represented by Landlord; (2) there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (3) no more than one month’s Base Rent has been paid in advance.

17.2Subordination. This Lease shall unconditionally be and at all times remain subject and subordinate to all ground leases, master leases and all mortgages and deeds of trust which now or hereafter affect the Premises or Landlord’s interest therein (including any modifications, renewals or extensions thereof and all amendments thereto), all without the necessity of Tenant’s executing further instruments to effect such subordination. If requested, Tenant shall execute and deliver to Landlord within ten (10) business days after Landlord’s request whatever documentation that may reasonably be required to further effect the provisions of this paragraph including a Subordination, Nondisturbance and Attornment Agreement (“SNDA”) in the form required by the applicable lender. Notwithstanding anything contained in this Lease to the contrary, (1) the obligation for commissions under Section 18.7 shall not be binding on, and will not be enforceable against, any of Landlord’s lenders or any party that holds a mortgage or other security interest in the Property, and (2) such commission obligation shall be unconditionally subordinate to the lien of any mortgage or other security interest in the Property, and any commissions otherwise payable under this Lease shall not be due or payable after an event of default under any such mortgage or other security interest. Notwithstanding anything to the contrary contained in this Section 17.2, the holder of any such mortgage may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of executing, delivery or recording and in the event such holder shall have the same rights with respect to this Lease as though this Lease has been executed prior to the executing, delivery and recording of such mortgage and had been assigned to such holder.

17.3Attornment. Tenant hereby agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any person succeeding to the interest of Landlord in respect of the land and the buildings governed by this Lease upon any foreclosure of any mortgage or deed of trust upon such land or buildings or upon the execution of any deed in lieu of foreclosure in respect to such deed of trust. Tenant shall pay all rental payments required to be made pursuant to the terms of this Lease for the duration of the term of this Lease. Tenant’s attornment shall be effective and self-operative without the execution of any further instrument immediately upon Landlord’s lender succeeding Landlord’s interest in this Lease and giving written notice thereof to Tenant. If requested, Tenant shall execute and deliver an instrument or instruments confirming its attornment as provided for herein; provided, however, that no such beneficiary or successor-in-interest shall be bound by any payment of Base Rent for more than one (1) month in advance, or any amendment or modification of this Lease made without the express written consent of such beneficiary where such consent is required under applicable loan documents. Landlord’s lender shall not be liable for, nor subject to, any offsets or defenses which Tenant may have by reason of any act or omission of Landlord under this Lease, nor for the return of any sums which Tenant may have paid to Landlord under this Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Landlord to Landlord’s lender. If Landlord’s lender, by succeeding to the interest of Landlord under this Lease, should become obligated to perform the covenants of Landlord hereunder, then, upon, any further transfer of Landlord’s interest by Landlord’s lender, all such obligations shall terminate as to Landlord’s lender.

18.MISCELLANEOUS

18.1General

18.1.1Entire Agreement. This Lease, Exhibits and Schedules set forth all the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein.

18.1.2Time of Essence. Time is of the essence of this Lease. For all purposes herein, a “Business Day” shall be defined to mean any day other than a Saturday or Sunday or other day on which commercial banks are authorized by Applicable Law to be closed in Denver, Colorado.

18.1.3Attorneys’ Fees; Jury Trial Waiver. In any dispute regarding this Lease or in any action or proceeding which either party brings against the other to enforce its rights hereunder, the non-prevailing party shall pay all costs incurred by the prevailing party, including reasonable attorneys’ fees and costs. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys’ fees, costs and expenses incurred in (1) post-judgment motions, (2) contempt proceeding, (3) garnishment, levy, and debtor and third party examination, (4) discovery, and (5) bankruptcy litigation. LANDLORD AND TENANT ALSO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

18.1.4Severability.  If any provision of this Lease or the application of any such provision shall  be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.

18.1.5Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

18.1.6No Option. Submission of this Lease to Tenant for examination or negotiation does not constitute an option to lease, offer to lease or a reservation of, or option for, the Premises; and this document shall become effective and binding only upon the execution and delivery hereof by Landlord and Tenant.

18.1.7Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of Section 16, Tenant.

18.1.8Third Party Beneficiaries. Nothing herein is intended to create any third party beneficiary.

18.1.9Memorandum of Lease. Tenant shall not record this Lease or a short form memorandum hereof.

18.1.10Agency, Partnership or Joint Venture. Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any relationship other than the relationship of landlord and tenant.

18.1.11Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof or a termination by Landlord shall not work a merger and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

18.1.12Headings. Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.

18.1.13Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation to provide a guard service or other security measures whatsoever. Tenant assumes all responsibility for the protection of the Premises, Tenant, and any Tenant Party, and their respective property from third parties or otherwise.

18.1.14No Press Release. Any press release or other similar public statement regarding Tenant’s occupancy of the Premises or this Lease shall require the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.

18.1.15Survival. All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term.

18.2Signs. All signs and graphics of every kind which Tenant desires to install at the Building, the Common Areas, or the exterior of the Premises and which are visible in or from public view or corridors, the Common Areas or the exterior of the Premises (whether located inside or outside of the Premises) shall be subject to Landlord’s prior written approval (not to be unreasonably withheld, conditioned, or delayed) and shall be subject to the CC&Rs, the Rules and Regulations, and any applicable governmental laws, ordinances, and regulations and in compliance with Landlord’s signage program (if any). Tenant, at its sole cost and expense, shall remove all signs installed by, or on behalf of, Tenant prior to the termination of this Lease and such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises. In furtherance of Section 18.9.2, Tenant shall repair any damage, injury, or defacement, including without limitation, discoloration caused by such installation or removal. Landlord hereby unconditionally approves of all existing signage and graphics installed by Tenant on or before the Commencement Date; provided, however, Tenant agrees to work in good faith with Landlord and Forge Nano to accommodate the placement of any reasonable signage requested by Forge Nano.

18.3Waiver. No waiver of any default or breach hereunder shall be implied from any omission to take action on account thereof, notwithstanding any custom and practice or course of dealing. No waiver by either party of any provision under this Lease shall be effective unless in writing and signed by such party. No waiver shall affect any default other than the default specified in the waiver and then such waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant shall not be construed as a waiver of any subsequent breach of the same.

18.4Financial Statements.  Tenant shall provide, and cause each Guarantor, if applicable, to provide to   any lender, any purchaser of the Building, or Landlord or its affiliates or property manager, within ten (10) days after request, a current, accurate, audited financial statement for Tenant and Guarantor and Tenant’s and Guarantor’s business and financial statements for Tenant and Guarantor and Tenant’s and Guarantor’s respective business for each of the three (3) years prior to the current financial statement year prepared under generally accepted accounting principles consistently applied and certified by an officer of the Tenant and Guarantor as being true and correct; provided that Tenant shall not be required to provide such statements more than one (1) time per calendar year unless required in connection with a potential sale or financing of the Building. Tenant hereby authorizes Landlord to obtain one (1) or more credit reports on Tenant and/or Guarantor at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report. Landlord shall keep all financial statements of Tenant strictly confidential.

18.5Limitation of Liability. The obligations of Landlord under this Lease are not personal obligations of the individual partners, members, managers, directors, officers, trustees, investment managers, shareholders, agents, or employees of Landlord. Tenant shall look solely to Landlord’s interest in the Building for satisfaction of any liability of Landlord and shall not look to other assets of Landlord nor seek recourse against the assets of the individual partners, members, managers, directors, officers, trustees, investment managers, shareholders, agents, or employees of Landlord. Whenever Landlord transfers its interest, Landlord shall be automatically released from further performance under this Lease and from all further liabilities and expenses hereunder and the transferee of Landlord’s interest shall assume all liabilities and obligations of Landlord hereunder from the date of such transfer.

18.6Notices. All notices to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or delivered by personal or courier delivery (such as FedEx, UPS, or similar courier service), to Landlord’s Address and Tenant’s Address, or to such other place as Landlord or Tenant may designate in a written notice given to the other party. Notices shall be deemed served upon the first attempted delivery by the U.S. Postal Service, the courier, or a recognized delivery service prior to 5 p.m. central time on any Business Day, or, if after 5 p.m. central time, on the next Business Day.

18.7Brokerage Commission. Tenant warrants to Landlord that Tenant’s sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord, and that no other broker or finder can properly claim a right to a commission or a finder’s fee based upon contacts between the claimant and Tenant. Landlord’s lenders are not liable for or responsible for any commissions payable under this Lease. Subject to the foregoing, Tenant agrees to indemnify and hold Landlord harmless from any claims or liability, including reasonable attorneys’ fees, in connection with a claim by any person for a real estate broker’s commission, finder’s fee, or other compensation based upon any statement, representation or agreement of, or claim by or through, Tenant.

18.8Authorization. Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Premises is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. If requested by Landlord, Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease.

18.9Holding Over; Surrender.

18.9.1Holding Over. If Tenant holds over the Premises or any part thereof after the expiration or earlier termination of this Lease, such holding over shall, at Landlord’s option, constitute a month-to-month tenancy, at a rent equal to one hundred fifty percent (150%) of the Rent in effect immediately prior to such holding over and shall otherwise be on all the other terms and conditions of this Lease. This section shall not be construed as Landlord’s permission for Tenant to hold over and Landlord shall have the right to immediately terminate any continued possession of the Premises by Tenant at any time upon such holding over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above. If Tenant fails to surrender the Premises upon expiration or earlier termination of this Lease, Tenant shall be liable for any and all damages and hereby indemnifies and holds Landlord harmless from and against all loss or liability resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys’ fees and brokerage commissions.

18.9.2Surrender. On or before the expiration or earlier termination of this Lease, Tenant shall surrender the Premises, together with all keys and security codes, to Landlord in broom clean condition, with all Tenant’s equipment and other personal property removed, and in as good a condition as when received, ordinary wear and tear and damage by fire, casualty, or condemnation excepted, such obligation to expressly include repairing any damage to and restoring the condition of the Premises in accordance with Section 10.2. Conditions existing because of Tenant’s failure to perform required maintenance, repairs or replacements shall not be deemed “reasonable wear and tear.” Tenant shall also remove all of Tenant’s Property (unless otherwise directed by Landlord in accordance with Section 10.2 above) and shall repair all damage to the Premises, the Building, and the Common Area caused by the installation or removal of Tenant’s Property or in any way in connection with the surrender of the Premises. Such repairs or restoration shall include, without limitation, the repair, patching, and filling of all holes in the floors, walls, roof, and other improvements within or without the Premises and all penetrations of the roof shall be resealed to a water tight condition. In no event shall Tenant remove from the Building any mechanical or electrical systems or any wiring or any other aspect of any systems within the Premises, unless Landlord specifically permits such removal in writing.

18.10Joint and Several. If Tenant consists of more than one person, the obligation of all such persons shall be joint and several.

18.11Covenants and Conditions. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.

18.12Intentionally Deleted.

18.13Force Majeure. “Force Majeure” as used in this Lease means delays resulting from causes beyond the reasonable control of Landlord including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any private party or governmental agency having jurisdiction over the Building, over the construction anticipated to occur thereon or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance, failure or inability to secure materials, supplies or labor through ordinary sources, earthquake, or other natural disaster, or any cause whatsoever beyond the reasonable control (excluding financial inability) of the Landlord or any of its contractors or other representatives thereof, whether or not similar to any of the causes hereinabove stated.

18.14Mortgagee Protection. Tenant agrees to give any holder of any mortgage or deed of trust secured by the Premises, by registered or certified mail or nationally recognized overnight delivery service, a copy of any notice of default served upon the Landlord by Tenant concurrently with delivery to Landlord, provided that, prior to such notice, Tenant has been notified in writing (by way of service on Tenant of a copy of assignment of rents and leases or otherwise) of the address of such holder of a mortgage or deed of trust. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the holder of any mortgage or deed of trust shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of any mortgage or deed of trust has commenced within such thirty (30) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default). Notwithstanding the foregoing, in no event shall any holder of any mortgage or deed of trust have any obligation to cure any default of the Landlord.

18.15OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, Tenant is not, nor any persons or entities holding any legal or beneficial interest whatsoever in such party, are (1) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (2) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (3) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

18.16Roof Use by Landlord. Landlord reserves the right to use the surface of the roof in any manner which does not materially interfere with Tenant’s use of the Premises or the roof including, but not limited to, installation of telecommunication equipment, solar equipment or any other uses. Landlord agrees that Tenant may continue its prior use of the roof at no additional charge, but Tenant shall be responsible for any damages to the roof resulting from its use. The use of any additional roof space by Tenant must be first be approved by Landlord in writing.

18.17Intentionally Deleted.

18.18Parking and Common Areas. Unless otherwise directed by Landlord, Tenant shall be entitled to the non-exclusive use of the Common Areas of the Building as they exist from time to time during the Term, including the right to park in the parking lot on the North side of the Building and the lot in the front of the Building (other than the three visitor spaces reserved for Forge Nano or any other tenant of the Building). Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord may, but is not obligated to, designate exclusive parking spaces for Tenant and other tenants in the Building if Landlord reasonably determines that such designation is necessary or desirable. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Landlord’s rights regarding the Common Areas include, but are not limited to, the right to (1) restrain unauthorized persons from using the Common Areas, (2) temporarily close any portion of the Common Areas, and (3) change the shape and size of the Common Areas, including the addition of, elimination of or change to any improvements located in the Common Areas, provided such change does not have a material adverse impact on Tenant’s access to and use of the Premises.

18.19Common Area. Tenant may, subject to any CC&Rs and any Rules or Regulations, use the following areas of the Building (“Common Area”) in common with Landlord, tenants of the Building and/or other owners, tenants or lawful users of the Building: refuse facilities, landscaped areas, roads, driveways necessary for access to the Premises, parking spaces, retention basins and other common facilities designated by Landlord from time to time for the common use of all tenants of the Building. Landlord shall not be responsible for non-compliance by any other tenant with, or Landlord’s failure to enforce, any of the Rules or Regulations or CC&Rs or any other terms or provisions of such tenant’s or occupant’s lease. Tenant shall promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, or the Building.

18.20Electronic Signatures. Landlord and Tenant each (1) has agreed to permit the use from time to time, where appropriate, of telecopy, electronic mail, or other electronic signatures in order to expedite the transaction contemplated by this Lease, (2) intends to be bound by its respective telecopy electronic mail, or other electronic signature, (3) is aware that the other will rely on the telecopied, electronic mail, or other electronically transmitted signature, and (4) acknowledges such reliance and waives any defenses to the enforcement of this Lease and the documents affecting the transaction contemplated by this Lease based on the fact that a signature was sent by telecopy, electronic mail, or electronic transmission only.

18.21Forge Nano. Tenant covenants and agrees that it will exercise commercially reasonable efforts to ensure its use of the Premises and/or the Common Areas does not unreasonably interfere with, inconvenience, or negatively impact the use of the Building by Forge Nano or any other tenant of the Building and Tenant agrees to take such reasonable actions as Landlord may require to ensure Tenant does not disturb Forge Nano or any other tenant of the Building’s quiet enjoyment of its space or any construction related to such tenant’s improvements to its portion of the Building.

18.22Right of First Refusal. So long as this Lease is still in effect and no Event of Default by Tenant then exists beyond any applicable notice and cure periods, for the first eighteen (18) months of the Term beginning on the Commencement Date, before Landlord may sell the Building to any party other than Tenant, Landlord must give written notice to Tenant of Landlord’s intention to so sell the Land and Building (the “Sale Notice”), which shall include the identity of the proposed purchaser (the “Proposed Purchaser”) and the principal terms applicable to such proposed sale. If, within ten (10) business days of Tenant’s receipt of the Sale Notice, Tenant delivers a written offer to Landlord to purchase the Premises pursuant to the same terms set forth in the Sale Notice (“Tenant’s Offer”), together with a refundable earnest money deposit equal to five percent (5%) of the purchase price (the “Earnest Money”), Tenant shall be obligated to purchase from Landlord, and Landlord shall be obligated to sell to Tenant, the Premises pursuant to the terms set forth in the Sale Notice (which terms will be reflected in more definitive agreements to be executed by Landlord and Tenant). Following delivery of the Earnest Money to Landlord, Tenant will have thirty (30) days within which to close (the last day of such 30-day period and as may be extended, the “Closing Date”) on the purchase of the Land and Building or it shall forever lose its right of first refusal to buy the Land and Building, subject to any mutually agreed upon extensions by Landlord and Tenant. $100,000.00 of the Earnest Money shall become non-refundable on the date that is fifteen (15) days from the deposit of the Earnest Money. Tenant shall have the right to extend the Closing Date by thirty (30) days up to two (2) separate times by providing written notice to Landlord of its intent to extend. The first time Tenant elects to extend the Closing Date, fifty percent (50%) of the remaining portion of the Earnest Money (after deduction of the $100,000.00 that has already become non-refundable) shall become non-refundable. The second time Tenant elects to extend the Closing Date, all remaining Earnest Money shall become non-refundable. Tenant may elect, in its sole and absolute discretion, to withdraw Tenant’s Offer at any time prior to the Closing Date and Landlord’s sole and exclusive remedy shall be to keep the portion of the Earnest Money that has become non-refundable as liquidated damages. If Tenant withdraws Tenant’s Offer on or prior to the date that all Earnest Money has become non-refundable, then Tenant shall receive a refund of the portion of the Earnest Money that is still refundable. If Tenant fails to timely deliver Tenant’s Offer to Landlord pursuant to the terms set forth above, the relevant Proposed Purchaser shall be entitled to purchase from Landlord, and Landlord shall be permitted to freely sell to such Proposed Purchaser, the Premises on terms no more favorable to such Proposed Purchaser than the terms set forth in the Sale Notice; provided, however, that if such sale of the Premises to such Proposed Purchaser is not completed within one hundred eighty (180) days of the date of the applicable Sale Notice, the right of first refusal described herein shall again apply to such proposed sale. Upon receipt of a Sale Notice, Tenant shall have the right to assign its rights and obligations under this Section 18.22 to an affiliate without Landlord’s consent. In the event the sale of the Land and Building fails to occur as a result of a Landlord default, Tenant’s shall receive a full refund of its Earnest Money.

18.23Termination Right. Beginning on the date that Tenant pays the full Security Deposit and ending on the date that is eighteen (18) months from the Commencement Date, Tenant shall have the right to terminate this Lease (the “Termination Right”) without penalty by delivering a written termination notice to Landlord (“Termination Notice”). In the event Tenant elects to exercise its Termination Right, then this Lease shall terminate on the date that is six (6) months from the date that Tenant delivers the Termination Notice to Landlord or such other earlier date as determined by Tenant and as set forth in the Termination Notice. Notwithstanding the foregoing, in the event Tenant is sent a Sale Notice pursuant to Section 18.23 above and declines to exercise its right of first refusal, Tenant shall have ten (10) business days from its receipt of a Sale Notice to terminate this Lease by delivering a Termination Notice to Landlord. If Tenant fails to deliver a Termination Notice to Landlord within ten (10) business days of its receipt of a Sale Notice, it shall be deemed to have waived the Termination Right.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

LANDLORD:
12300 GRANT, LLC

By:	Iliad Research and Trading, L.P., its Manager

By:	Iliad Management, LLC, its General Partner

By:	Fife Trading, Inc., its Manager

By:	/s/ John Fife
John M. Fife, President

TENANT:

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ Victor Lee
Name:	Victor Lee
Title:	Chief Executive Officer

[Signature Page to Industrial Lease]

EXHIBIT A

SITE PLAN/PREMISES DEPICTION

EXHIBIT B

PROHIBITED USES

The following types of operations and activities are expressly prohibited on the Premises:

1.

automobile/truck/forklift maintenance, repair or fueling; except that the basic service and/or preventative maintenance and/or re-fueling of forklifts used at the Premises in the ordinary course of Tenant’s business shall be permitted subject to Tenant’s full compliance with Applicable Law, the terms of Section 12 in the Lease, the standards established by the National Fire Protection Association, and best practices for the detection, minimization, and mitigation of any release of Hazardous Materials which may occur as a result thereof. The preceding exception is not to be deemed as a consent to the use of any specific Hazardous Materials or an acknowledgment that any release of Hazardous Materials is permitted or otherwise acceptable to Landlord;

2.	battery manufacturing or reclamation;
3.	ceramics and jewelry manufacturing or finishing;
4.	chemical (organic or inorganic) manufacturing;
5.	drum recycling;
6.	dry cleaning;
7.	electronic components manufacturing (except in the ordinary course of Tenant’s business in accordance with the Permitted Uses);
8.	electroplating and metal finishing (except in the ordinary course of Tenant’s business in accordance with the Permitted Uses);
9.	explosives manufacturing, use or storage;
10.	hazardous waste treatment, storage, or disposal (except in the ordinary course of Tenant’s business in accordance with the Permitted Uses);
11.	leather production, tanning or finishing;
12.	machinery and tool manufacturing (except in the ordinary course of Tenant’s business in accordance with the Permitted Uses);
13.	medical equipment manufacturing and hospitals (except in the ordinary course of Tenant’s business in accordance with the Permitted Uses);
14.	metal shredding, recycling or reclamation;
15.	metal smelting and refining;
16.	mining;
17.	paint, pigment and coating operations;
18.	petroleum refining;
19.	plastic and synthetic materials manufacturing (except in the ordinary course of Tenant’s business in accordance with the Permitted Uses);
20.	solvent reclamation;
21.	tire and rubber manufacturing;
22.	above- and/or underground storage tanks;
23.	fertilizer storage;
24.	residential use or occupancy;
25.	auctions of any type;
26.	retail sales of any type;
27.	tire storage; and
28.	manufacture, cultivation, warehouse, distribution, sale and/or dispensing of any controlled substance, including, without limitation, marijuana and marijuana-based products.

EXHIBIT C

RULES AND REGULATIONS

1.

No automobile, recreational vehicle or any other type of vehicle or equipment shall remain upon the Common Area longer than seventy-two (72) hours and no vehicle or equipment of any kind shall be dismantled or repaired or serviced on the Common Area. All vehicle parking shall be restricted to areas designated and marked for vehicle parking. The foregoing restrictions shall not be deemed to prevent temporary parking for loading or unloading of vehicles in designated areas.

2.

Signs will conform to sign standards and criteria established from time to time by Landlord. No other signs, placards, pictures, advertisements, names or notices shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the building without the written consent of Landlord and Landlord shall have the right to remove any such non-conforming signs, placards, pictures, advertisements, names or notices without notice to and at the expense of Tenant. Landlord hereby unconditionally approves of all existing signage and graphics of every kind installed by Tenant on or before the Commencement Date.

3.

No antenna, aerial discs, dishes or other such device shall be erected on the roof or exterior walls of the Premises, or on the grounds, without the written consent of the Landlord in each instance. Any device so installed without such written consent shall be subject to removal without notice at any time.

4.	No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of the Landlord.

5.

The outside areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by the Tenant to the satisfaction of Landlord and Tenant shall not place or permit any obstruction or materials in such areas or permit any work to be performed outside the Premises.

6.	No open storage shall be permitted in the Building.

7.	All garbage and refuse shall be placed in containers placed at the location designated for refuse collection, in the manner specified by Landlord.

8.	No vending machine or machines of any description shall be installed, maintained or operated upon the Common Area.

9.	Tenant shall not disturb, solicit, or canvass any occupant of the building and shall cooperate to prevent same.

10.

No noxious or offensive trade or activity shall be carried on upon any units or any part of the Common Area nor shall anything be done thereon which would in any way interfere with the quiet enjoyment of each of the other tenants of the Building or which would increase the rate of insurance or overburden utility facilities from time to time existing in the Building.

11.

Landlord reserves the right to make such amendments to these rules and regulations from time to time as are nondiscriminatory and not inconsistent with the Lease; provided, that such amended or supplemented Rules do not increase Tenant’s financial obligations or materially alter its rights under the Lease.

12.	In the event of any conflict between these Rules and Regulations and the terms and conditions of the Lease, the terms and conditions of the Lease shall control.

EXHIBIT D

REQUIREMENTS FOR IMPROVEMENTS OR ALTERATIONS BY TENANT

Except as to any Minor Alterations, if Landlord shall permit Tenant to construct any initial tenant improvements in the Premises or to have any work performed in the Premises at any time prior to or during the Term by a contractor retained by Tenant, including, without limitation, the installation of Tenant’s Trade Fixtures or the construction of any Alterations in accordance with Section 10 of the Lease (the “Tenant’s Improvements”), then Tenant shall comply with the requirements set forth herein. The Tenant’s Improvements shall not be properly authorized unless and until Tenant receives express written approval and consent from Landlord for such work, which consent shall be conditioned upon Tenant’s compliance with the provisions set forth herein and any other applicable requirements of Landlord regarding construction of the Tenant’s Improvements.

1.SUBMITTAL OF PLANS.

(a)Prior to the commencement of the Tenant’s Improvements, Tenant shall submit to Landlord for approval its proposed plans for such work. Without limiting the foregoing, Tenant shall, at its sole cost and expense, provide to Landlord the following:

(i)	A schedule of all work to be performed.

(ii)	A separate scale drawing denoting all proposed construction and/or demolition, including specific dimensions for and complete references to such work.

(iii)	A separate drawing for each trade proposing structural, electrical, mechanical, civil or landscaping modifications.

(iv)	If adding extra electrical or mechanical equipment, complete operating and maintenance specifications for each item.

(b)Landlord’s failure to respond to a written request from Tenant shall be deemed to be Landlord’s disapproval of the applicable request for approval hereunder.

2.BUILDING PERMITS. Prior to commencing any of the Tenant’s Improvements requiring any permit under Applicable Law, Tenant shall provide Landlord with copies of all permits secured in connection with any of the Tenant’s Improvements, along with the plans submitted in connection with such permits. Upon completion of the Tenant’s Improvements, Tenant shall provide copies of the final inspection, a certification of occupancy to the extent require under Applicable Law, and a notice of completion.

3.CONTRACTORS PROVIDING TENANT IMPROVEMENT SERVICES.

(a)All contractors and subcontractors employed by Tenant shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

(b)Tenant shall provide Landlord with a list of each contractor and sub-contractor, along with such contractor’s or sub-contractor’s address, contact information, and contact person. Each contractor and subcontractor employed by Tenant shall be duly licensed in the state in which the Premises are located and shall provide proof of licensing as a general or specialty contractor in accordance with such state’s laws. Additionally, each contractor or sub-contractor shall furnish proof of licensing in the city or municipality in which the construction related activity is to take place (to the extent licensing is required by Applicable Law).

(c)Tenant and Tenant’s contractors and subcontractors shall comply with all Applicable Laws pertaining to the performance of the Tenant’s Improvements and all applicable safety regulations established by Landlord or Landlord’s contractor. If state law requires Tenant to employ the services of a general contractor in addition to contractors for specialty work being performed, Tenant shall comply with such state law in all respects.

(d)Prior to the commencement of the Tenant’s Improvements, Tenant and Tenant’s contractors and subcontractors shall have a signed contract in place, which contract shall contain an indemnification section indemnifying Landlord and shall list the insurance requirements to be followed. Each of Tenant’s contractors and subcontractors shall obtain and keep in force at all times the following insurance in the following coverage amounts and Tenant shall obtain and provide to Landlord a certificate of insurance evidencing the same:

(i)

Commercial General Liability policy having a combined single limit of not less than $1,000,000 per occurrence covering the liability of Landlord and contractor for bodily injury and property damage arising as a result of the construction of the improvements and the services performed thereunder. The insurance certificate shall be submitted to Landlord for approval and all General Liability insurance policies shall name Landlord, Landlord’s lender, if any, and any property management company of Landlord for the Premises as additional insureds.

(ii)	Workers’ Compensation and Employer’s Liability as required by law, for employees of the contractor (and any subcontractors) performing work on the Premises.

(e)The following requirements shall be incorporated as “Special Conditions” into the contract between Tenant and Tenant’s contractors and a copy of the contract shall be furnished to Landlord prior to the commencement of the Tenant’s Improvements:

(i)

Prior to the commencement of the Tenant’s Improvements, Tenant’s contractor shall provide Landlord with a construction schedule indicating the completion dates of all phases of the Tenant’s Improvements.

(ii)

Tenant’s contractor shall be responsible for the repair, replacement and clean-up of any damage done to the Premises and other contractors’ work, which specifically includes access ways to the Premises which may be concurrently used by others.

(iii)

Tenant’s contractor shall accept the Premises prior to starting any trenching operations. Any rework of sub-base or compaction required after the contractor’s initial acceptance of the Premises shall be done by Tenant’s contractor, which shall include the removal from the Building of any excess dirt or debris.

(iv)

Tenant’s contractor shall contain its storage of materials and its operations within the Premises and such other space as it may be assigned by Landlord or Landlord’s contractor. Should Tenant’s contractor be assigned space outside the Premises, it shall move to such other space as Landlord or Landlord’s contractor shall direct from time to time to avoid interference or delays with other work.

(v)

Tenant’s contractor shall clean up the construction area and surrounding exterior areas daily. All trash, demolition materials and surplus construction materials shall be stored within the Premises and promptly removed from the Premises and the Building and disposed of at an approved sanitation site.

(vi)

Tenant’s contractor shall provide temporary utilities, portable toilet facilities, and potable drinking water as required for its work within the Premises and shall pay to Landlord or Landlord’s contractor the cost of any temporary utilities and facilities provided by Landlord or Landlord’s contractor at Tenant’s contractor’s request.

(vii)	Tenant’s contractor shall notify Landlord or Landlord’s project manager of any planned work to be done on weekends or other than normal job hours.

(viii)	Tenant’s contractor or subcontractors shall not post signs on any part of the Building or on the Premises.

4.COSTS.

(a)Tenant shall promptly pay any and all costs and expenses in connection with or arising out of the performance of the Tenant’s Improvements (including the costs of permits therefore) and shall furnish to Landlord evidence of such payment upon request. Landlord shall not charge any construction management fee or similar fee in connection with the Tenant’s Improvements.

(b)Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any alteration and/or addition, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said matters.

5.CONTRACTOR’S BONDS. Prior to the commencement of construction, Tenant shall, if required by Landlord, obtain or cause its contractors to obtain payment and performance bonds covering the faithful performance of the contract for the construction of the Tenant’s Improvements and the payment of all obligations arising thereunder and shall furnish to Landlord evidence of such bonds upon request. Tenant agrees to hold Landlord harmless from any and all claims, for workmanship and installation of the Tenant’s Improvements, and for merchantability and quality of goods used for the installation of the Tenant’s Improvements, as are requested by Tenant. Any bonds obtained pursuant hereto shall be for the mutual benefit of both Landlord and Tenant as obligees and beneficiaries.

6.BUILDING STANDARDS. All work shall (a) be performed during Landlord’s designated hours for construction work, (b) conform to Landlord’s established rules (including clean up rules), regulations, building standards and specifications, (c) not interfere with any other tenant of Landlord, nor block any access points, and (d) comply with any CC&Rs and all laws, rules and regulations. Tenant is required to make these standards part of the construction contract.

7.ROOF PENETRATIONS. If improvements penetrate the roof membrane, the penetrations will be sealed per Landlord or Landlord’s consultant’s roofing specifications and inspected by Landlord or Landlord’s consultant to maintain the roof warranty. The cost of inspection and all corrective work shall be borne by Tenant. Tenant shall use Landlord’s original roofing contractor for any inspection or work to be done on the roof of the Building.

8.BUILDING MODIFICATIONS. All approved work shall only be constructed within the confines of the Premises or such other space as Landlord may designate in its sole discretion. Tenant shall not be allowed to modify the Building exterior or any mechanical or electrical services provided to the Building in common with other tenants.

9.ELECTRICAL WORK. All electrical work shall only be approved for the electrical panels located within the Premises. Additional service requirements shall be secured only by direction of Landlord.

10.CLEAN UP AND DISPOSAL OF CONSTRUCTION DEBRIS. Tenant shall comply with Landlord’s rules regarding clean up. Building trash containers are provided for office generated trash only and are not to be used for the disposal of construction-related materials and debris. Unapproved usage will result in a penalty assessment to the Tenant equal to the cost of an extra pick-up service as determined under the current rate schedule of the regular trash removal service.

11.LANDLORD’S RIGHTS. Landlord reserves the following rights: (i) the right of inspection prior to, during and at completion of all construction and/or demolition; (ii) the right to post and record a notice of nonresponsibility in conformity with the laws of the state in which the Premises are located; and (iii) the right to order a total stop to all work underway for non-compliance with any of the requirements hereof.

12.GENERAL PROVISIONS.

(a)All materials, work, installations and decorations of any nature whatsoever brought on or installed in the Premises before the commencement of the Term or throughout the Term shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever.

(b)Nothing contained herein shall make or constitute Tenant as the agent of Landlord.

EXHIBIT E

TENANT ESTOPPEL CERTIFICATE

To:	[Insert name of party to rely on document] (“Relying Party”)

Attn:
Re:	Lease Dated:
Current Landlord:
Current Tenant:
Square Feet:
Approximately
Floor(s):
Located at:

(“Tenant”) hereby certifies that as of                 , 201_:

1.Tenant is the present owner and holder of the tenant’s interest under the lease described above, as it may be amended to date (the “Lease”) with               as Landlord (who is called “Landlord” for the purposes of this Certificate). (USE THE NEXT SENTENCE IF THE LANDLORD OR TENANT NAMED IN THE LEASE IS A PREDECESSOR TO THE CURRENT LANDLORD OR TENANT.) [The original landlord under the Lease was             , and the original tenant under the Lease was                   .] The Lease covers the premises commonly known as             (the “Premises”) in the building (the “Building”) at the address set forth above.

2.(a) The attached Exhibit A accurately identifies the Lease and all modifications, amendments,  supplements, side letters, addenda and riders of and to it.

(b)The term of the Lease commenced on             , 201_ and will expire on              , , including any presently exercised option or renewal term.

(c)Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in the Premises or Building, or to use any parking, except as set forth in            .

(d)Tenant has no option or preferential right to purchase all or any part of the Premises (or the land of which  the Premises are  a part) except             . Tenant has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.

(e)The annual minimum rent currently payable under the Lease is $             and such rent has been paid through                 , 201_.

(f)Additional rent [is/is not] payable under the Lease for (i) operating, maintenance or repair expenses, and (ii) property taxes. Such additional rent has been paid in accordance with Landlord’s rendered bills through           , 201_.

(g)Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other similar rent concession (IF APPLICABLE) [except as expressly set forth in Sections(s)              of the Lease (copy attached)].

(h)Landlord currently holds a security deposit in the amount of $              which is to be applied by Landlord or returned to Tenant in accordance with Section(s) of the Lease.  Tenant acknowledges and agrees that Relying Party shall have no responsibility or liability for any security deposit, except to the extent that any security deposit shall have been actually received by Relying Party.

3.(a) The Lease constitutes the entire agreement between Tenant and Landlord  with  respect  to  the Premises, has not been modified changed, altered or amended and is in full force and effect in the form (CHOOSE ONE) [attached as/described in] Exhibit A. There are no other agreements, written or oral, which affect Tenant’s occupancy of the Premises.

(b)All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

(c)To the best knowledge of Tenant, no party is in default under the Lease. To the best knowledge of Tenant, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default.

(d)The interest of Tenant in the Lease has not been assigned or encumbered. Tenant is not entitled to any credit against any rent or other charge or rent concession under the Lease except as set forth in the Lease. No rental payments have been made more than one month in advance.

4.All contributions required to be paid by Landlord to date for improvements to the Premises have been paid in full and all of Landlord’s obligations with respect to tenant improvements have been fully performed. Tenant has accepted the Premises, subject to no conditions other than those set forth in the Lease.

5.Neither Tenant nor any guarantor of Tenant’s obligations under the Lease is the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.

6.(a)   As used here, “Hazardous Substance” means any substance, material or waste (including petroleum and petroleum products) which is designated, classified or regulated as being “toxic” or “hazardous” or a “pollutant” or which is similarly designated, classified or regulated, under any federal, state or local law, regulation or ordinance.

(b)   Tenant represents and warrants that it has not used, generated, released, discharged, stored or   disposed of any Hazardous Substances on, under, in or about the Building or the land on which the Building is located (IF APPLICABLE) [, other than Hazardous Substances used in the ordinary and commercially reasonable course of Tenant’s business in compliance with all applicable laws]. (IF APPLICABLE) [Except for such commercially reasonable use by Tenant,] Tenant has no actual knowledge that any Hazardous Substance is present, or has been used, generated, released, discharged, stored or disposed of by any party, on, under, in or about such Building or land.

7.Tenant hereby acknowledges that Landlord intends to [discuss action to be taken vis-a-vis Relying Party]. Tenant acknowledges the right of Landlord, Relying Party and any and all of Landlord’s present and future lenders and their successors and assigns to rely upon the statements and representations of Tenant contained in this Certificate and further acknowledges that any action taken by such parties will be made and entered into in material reliance on this Certificate.

8.Tenant hereby agrees to furnish Relying Party with such other and further estoppel as Relying Party may reasonably request.

,
a

By:
Name:
Title: